Exhibit 99.1

AGREEMENT AND PLAN OF MERGER
by and between
"SUNTRUST BANKS, INC."
and
"NATIONAL COMMERCE FINANCIAL CORPORATION"

Dated as of May 7, 2004

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2004 (this "Agreement"), by and between SUNTRUST BANKS, INC., a Georgia corporation ("STI"), and NATIONAL COMMERCE FINANCIAL CORPORATION, a Tennessee corporation ("NCF").

RECITALS:

WHEREAS, the Boards of Directors of STI and NCF have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which NCF will, subject to the terms and conditions set forth herein, merge with and into STI (the "Merger"), so that STI is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger;

WHEREAS, the Boards of Directors of STI and NCF have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for Federal income tax purposes, the parties intend that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
THE MERGER

1.1    The Merger

(a)    Subject to the terms and conditions of this Agreement, in accordance with the Business Corporation Code of the State of Georgia (the "GBCC") and the Business Corporation Act of the State of Tennessee (the "TBCA"), at the Effective Time (as defined below), NCF shall merge with and into STI. STI shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Georgia. The name of the Surviving Corporation shall continue to be "SunTrust Banks, Inc." Upon consummation of the Merger, the separate corporate existence of NCF shall terminate.

(b)    The parties agree that STI may at any time change the method of effecting the combination of NCF and STI, including, without limitation, by merging NCF with a direct wholly owned subsidiary of STI, and NCF shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement, and that any such change shall not (i) alter or change the kind or amount of Merger Consideration (as defined below) to be provided to holders of NCF Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of holders of NCF Common Stock as a result of receiving the Merger Consideration, (iii) adversely affect the rights of holders of NCF Stock Options (hereinafter defined) and NCF Stock-Based Awards (hereinafter defined) or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2    Effective Time.     The Merger shall become effective as set forth in the certificate of merger (the "Georgia Certificate of Merger") that shall be filed with the Secretary of State of the State of Georgia (the "Georgia Secretary") and the articles of merger (the "Tennessee Articles of Merger") that shall be filed with the Secretary of State of the State of Tennessee (the "Tennessee Secretary") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Georgia Certificate of Merger and the Tennessee Articles of Merger.

1.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in Section 14-2-1106 of the GBCC and Section 48-21-108 of the TBCA.

1.4    Conversion of NCF Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of NCF, STI or the holder of any of the following securities:

(a)    Each share of the common stock, par value $2.00 per share, of NCF (the "NCF Common Stock") issued and outstanding immediately prior to the Effective Time, except for shares of NCF Common Stock held by NCF or STI (other than shares of NCF Common Stock (x) held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, and shares of STI Common Stock which are similarly held, whether held directly or indirectly by NCF or STI, being referred to herein as "Trust Account Shares") or (y) held on account of a debt previously contracted (any such shares of NCF Common Stock, and shares of STI Common Stock which are similarly held directly or indirectly by NCF or STI, being referred herein as "DPC Shares")) shall be converted, at the election of the holder thereof, in accordance with the procedure set forth in Article II and subject to Section 1.4(c) and Section 1.6, into the right to receive the following, without interest:

(i)    for each share of NCF Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Article II (a "Cash Election"), the right to receive in cash from STI an amount equal to the Per Share Amount (the "Cash Consideration") (collectively, "Cash Election Shares");

(ii)    for each share of NCF Common Stock with respect to which an election to receive common stock, $1.00 par value per share, of STI (the "STI Common Stock") has been effectively made and not revoked or lost pursuant to Article II (a "Stock Election"), the right to receive from STI the fraction of a share of STI Common Stock as is equal to the Exchange Ratio (the "Stock Consideration") (collectively, the "Stock Election Shares"); and

(iii)    for each share of NCF Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Article II (collectively, "Non-Election Shares"), the right to receive from STI such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.6(b).

"Exchange Ratio" shall mean the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Amount divided by (B) the STI Closing Price.

"Per Share Amount" shall mean the sum of (A) $8.625 plus (B) the product, rounded to the nearest one ten thousandth, of .3713 (the "Share Ratio") times the STI Closing Price.

"STI Closing Price" shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of STI Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

"Cash Component" shall mean $1.8 billion.

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

(b)    All of the shares of NCF Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of NCF Common Stock (each, a "NCF Stock Certificate") shall thereafter represent only the right to receive (i) a certificate (each, a "STI Stock Certificate") representing the number of whole shares of STI Common Stock, (ii) the aggregate Cash Consideration and (iii) cash in lieu of fractional shares, into which the shares of NCF Common Stock represented by such NCF Stock Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f). Certificates previously representing shares of NCF Common Stock shall be exchanged for certificates representing whole shares of STI Common Stock, the aggregate Cash Consideration deliverable in respect of the shares of NCF Common Stock represented thereby and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such NCF Stock Certificates in accordance with Article II, without any interest thereon.

(c)    If, between the date of this Agreement and the Effective Time, the outstanding shares of STI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio payable pursuant to this Agreement.

(d)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of NCF Common Stock that are held by NCF or STI (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of STI Common Stock that are held by NCF (other than Trust Account Shares and DPC Shares) shall become treasury stock of STI.

1.5    STI Capital Stock.    Except as contemplated by Section 1.4(d), at the Effective Time each share of STI Capital Stock (as defined below) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Merger.

1.6    Proration.

(a)    Notwithstanding any other provision contained in this Agreement, the total number of shares of NCF Common Stock to be converted into Cash Consideration pursuant to Section 1.4 (the "Cash Conversion Number") shall be equal to the quotient obtained by dividing (x) the Cash Component by (y) the Per Share Amount. All of the other shares of NCF Common Stock shall be converted into Stock Consideration (other than shares of NCF Common Stock to be canceled as provided in Section 1.4(d)).

(b)    Within five business days after the Effective Time, STI shall cause the Exchange Agent (as defined below) to effect the allocation among holders of NCF Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)    If the aggregate number of shares of NCF Common Stock with respect to which Cash Elections shall have been made (the "Cash Election Number") exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)    If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the "Shortfall Number"), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)    If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)    If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Stock Consideration.

1.7    Options and Other Stock-Based Awards.

(a)    Effective as of the Effective Time, each then outstanding option to purchase shares of NCF Common Stock (each a "NCF Stock Option") granted, pursuant to the equity-based compensation plans identified on in Section 4.11 of the NCF Disclosure Schedule (the "NCF Stock Plans"), to any current or former employee or director of, or consultant to, NCF or any of its Subsidiaries shall be assumed by STI and shall be converted automatically into an option to purchase a number of shares of STI Common Stock (rounded to the nearest whole share) (an "Assumed Stock Option") at an exercise price determined as provided below (and otherwise subject to the terms of the NCF Stock Plans and the agreements evidencing grants thereunder):

(i)    The number of shares of STI Common Stock to be subject to the Assumed Stock Option shall be equal to the product of the number of shares of NCF Common Stock subject to the NCF Stock Option and the Exchange Ratio, provided that any fractional shares of STI Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(ii)    The exercise price per share of STI Common Stock under the Assumed Stock Option shall be equal to the exercise price per share of NCF Common Stock under the NCF Stock Option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

In the case of any NCF Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding NCF Stock Options immediately prior to the Effective Time (but taking into account any changes thereto, including the acceleration of vesting thereof, provided for in the NCF Stock Plans or other NCF Benefit Plan (defined below) or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby); provided, however, that references to NCF shall be deemed to be references to STI.

(b)    At the Effective Time, each right of any kind, contingent or accrued, to receive shares of NCF Common Stock or benefits measured by the value of a number of shares of NCF Common Stock, and each award of any kind consisting of shares of NCF Common Stock, granted under the NCF Stock Plans or any other NCF Benefit Plan (including restricted stock, restricted stock units, performance stock units, deferred stock units and dividend equivalents), other than NCF Stock Options (each, a "NCF Stock-Based Award"), whether vested or unvested, which is outstanding or unsatisfied immediately prior to the Effective Time, shall cease to represent a right or award with respect to shares of NCF Common Stock and shall be converted, at the Effective Time, into a right or award with respect to shares of STI Common Stock (an "Assumed Stock-Based Award"), on the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable under the NCF Stock-Based Awards (but taking into account any changes thereto, including the acceleration thereof, provided for in the NCF Stock Plans or other NCF Benefit Plan or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby). The number of shares of STI Common Stock subject to each such Assumed Stock-Based Award shall be equal to the number of shares of NCF Common Stock subject to the NCF Stock-Based Award, multiplied by the Exchange Ratio (rounded to the nearest whole share of STI Common Stock). All dividend equivalents credited to the account of each holder of a NCF Stock-Based Award as of the Effective Time shall remain credited to such holder's account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c)    STI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of STI Common Stock upon the exercise of the Assumed Stock Options and settlement of the Assumed Stock Based Awards. On or as soon as practicable following the Closing Date (and in no event more than ten business days after the Closing Date), STI shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act (as defined below) with respect to the issuance of the shares of STI Common Stock subject to the Assumed Stock Options and the Assumed Stock-Based Awards and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

(d)    NCF shall take such action as is necessary to provide that as of no later than three business days prior to the Effective Date no additional shares of NCF Common Stock will be purchased under the NCF Automatic Dividend Reinvestment Plan (the "NCF DRIP"); provided, however, that such cessation of further purchases shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, NCF shall terminate the NCF DRIP.

1.8    Articles of Incorporation.    Subject to the terms and conditions of this Agreement, at the Effective Time the Articles of Incorporation of STI, as amended (the "STI Articles"), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9    Bylaws.    Subject to the terms and conditions of this Agreement, at the Effective Time the Bylaws of STI shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10    Tax Consequences.    It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

1.11    Directors.    At and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of STI in office immediately prior to the Effective Time together with four (4) additional directors of NCF as provided in Section 6.15 hereof, until their respective successors are duly elected or appointed and qualified.

1.12    Officers.    At and immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of STI in office immediately prior to the Effective Time.

1.13    Charitable Giving.    The Surviving Corporation intends to maintain NCF's annual level of charitable giving in each of Tennessee and the other regions within the NCF footprint at levels no less than the amount of charitable contributions made in 2003, it being the intention of the Surviving Corporation to increase such giving in those areas over time in a manner equal to the growth in the Surviving Corporation's annual charitable giving in its other principal markets. Such intent shall survive the Effective Time as reflected in a formal resolution of the Board of Directors of the Surviving Corporation to be reflected in the minutes of the Surviving Corporation following the Merger.

ARTICLE II.
DELIVERY OF MERGER CONSIDERATION

2.1    Election Procedures.    Each holder of record of shares of NCF Common Stock ("Holder") shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)    Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an "Election") (x) the number of shares of NCF Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of NCF Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)    STI shall prepare a form reasonably acceptable to NCF (the "Form of Election") which shall be mailed to NCF's shareholders entitled to vote at the NCF Stockholders Meeting (as hereinafter defined) so as to permit NCF's shareholders to exercise their right to make an Election prior to the Election Deadline.

(c)    STI shall make the Form of Election initially available at the time that the Joint Proxy Statement (as defined herein) is made available to the shareholders of NCF, to such shareholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of NCF who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d)    Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company designated by STI and reasonably acceptable to NCF (the "Exchange Agent"), pursuant to an agreement (the "Exchange Agent Agreement") entered into prior to the mailing of the Form of Election to NCF shareholders and reasonably acceptable to NCF, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by NCF Stock Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of NCF Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by STI, in its sole discretion. As used herein, "Election Deadline" means 5:00 p.m. on the date that is the day prior to the date of the NCF Stockholders Meeting. NCF and STI shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)    Any NCF shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if STI shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of NCF Common Stock, such Election shall be deemed to be not in effect, and the shares of NCF Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)    Any NCF shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her NCF Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by STI or NCF that this Agreement has been terminated in accordance with Article VIII.

(g)    Subject to the terms of the Exchange Agent Agreement, STI, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any NCF shareholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.6, (C) the issuance and delivery of STI Stock Certificates into which shares of NCF Common Stock are converted in the Merger and (D) the method of payment of cash for shares of NCF Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of STI Common Stock where the holder of the applicable NCF Stock Certificate has no right to receive whole shares of STI Common Stock.

2.2    Deposit of Merger Consideration.    At or prior to the Effective Time, STI will deposit with the Exchange Agent (i) certificates representing the number of shares of STI Common Stock sufficient to deliver in a timely manner, and STI shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration and

STI shall instruct the Exchange Agent to timely pay the Cash Consideration, and cash in lieu of fractional shares of STI Common Stock where the holder of the applicable NCF Stock Certificate has no right to receive whole shares of STI Common Stock.

2.3    Delivery of Merger Consideration.

(a)    As soon as reasonably practicable, but no later than seven business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a NCF Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of NCF Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of STI Common Stock to be issued or paid in consideration therefor who did not complete an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to NCF Stock Certificate(s) shall pass, only upon delivery of NCF Stock Certificate(s) (or affidavits of loss in lieu of such certificates) (the "Letter of Transmittal") to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering NCF Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of STI Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3(f) and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)    Upon surrender to the Exchange Agent of its NCF Stock Certificate or Certificates, accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of NCF Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 1.4 and 1.6) in respect of the shares of NCF Common Stock represented by its NCF Stock Certificate or Certificates. Until so surrendered, each such NCF Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of STI Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)    No dividends or other distributions with respect to STI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered NCF Stock Certificate with respect to the shares of STI Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (f) below, and all such dividends, other distributions and cash in lieu of fractional shares of STI Common Stock shall be paid by STI to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such NCF Stock Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such NCF Stock Certificate there shall be paid to the Holder of a STI Stock Certificate representing whole shares of STI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of STI Common Stock and the amount of any cash payable in lieu of a fractional share of STI Common Stock to which such Holder is entitled pursuant to subsection (f), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of STI Common Stock. STI shall make available to the Exchange Agent cash for these purposes, if necessary.

(d)    If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a NCF Stock Certificate so surrendered is registered, it shall be a condition to such payment that such NCF Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined herein) required as a result of such payment to a person other than the registered holder of such NCF Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, STI) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of STI Common Stock) otherwise payable pursuant to this Agreement to any holder of NCF Common Stock such amounts as the Exchange Agent or STI, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or STI, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of NCF Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or STI, as the case may be.

(e)    After the Effective Time there shall be no further registration or transfers of shares of NCF Common Stock. If after the Effective Time, NCF Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(f)    No STI Stock Certificates representing fractional shares of STI Common Stock shall be issued upon the surrender for exchange of NCF Stock Certificates; no dividend or distribution by STI shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of STI. In lieu of any such fractional shares, each Holder of a NCF Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such NCF Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of NCF Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the STI Closing Price. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by STI on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

(g)    At any time following the first anniversary of the Effective Time, STI shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of NCF Stock Certificates that was deposited with the Exchange Agent at the Effective Time (the "Exchange Fund") (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by STI), and holders shall be entitled to look only to STI (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of STI Common Stock and any dividends or other distributions with respect to STI Common Stock payable upon due surrender of their NCF Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither STI nor the Exchange Agent shall be liable to any holder of a NCF Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)    In the event any NCF Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such NCF Stock Certificate(s) to be lost, stolen or destroyed and, if required by STI or the Exchange Agent, the posting by such person of a bond in such sum as STI may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such NCF Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of NCF Common Stock represented by such lost, stolen or destroyed NCF Stock Certificates.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF STI

Prior to the execution and delivery of this Agreement, STI has delivered to NCF a schedule (the "STI Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of STI's representations or warranties contained in this Article III, or to one or more of STI's covenants contained in Section 5.2 (provided that such Disclosure Schedule shall indicate the Section of this Agreement to which items disclosed therein apply). No representation or warranty of STI contained in this Article III (other than the representations and warranties in Sections 3.1(a), 3.2,

3.3(a), 3.3(b)(i), 3.7, 3.8(a) and 3.23, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and STI shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect (as defined below) on STI. As used in this Agreement, the term "Material Adverse Effect" means, with respect to STI or NCF, as the case may be, an effect which (i) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect to the extent attributable to or resulting from (u) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (v) any change in generally accepted accounting principles, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies generally, (w) any change that arises out of this Agreement (including the announcement thereof) or in compliance with the terms and conditions hereof, (x) events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies generally, including, without limitation, changes in prevailing interest rates, (y) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent that any such change affects such party in a disproportionate manner) or (z) any change in the stock price or trading volume of such party, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

Except as set forth in the STI Disclosure Schedule, and subject to the standard set forth above, STI hereby represents and warrants to NCF as set forth in Sections 3.1 through 3.24:

3.1    Corporate Organization.

(a)    STI is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. STI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to Section 4(l) of the BHC Act. True and complete copies of the STI Articles and Bylaws of STI, as in effect as of the date of this Agreement, have previously been made available by STI to NCF.

(b)    STI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(c)    SunTrust Bank ("SunTrust Bank") is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Each STI Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly licensed or qualified to do business in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of STI, copies of which have previously been made available to NCF, are true, complete and correct copies of such documents as of the date of this Agreement. The deposit accounts of SunTrust Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP (as defined herein).

(d)    The minute books of STI and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

3.2    Capitalization

(a)    As of April 30, 2004, the authorized capital stock of STI consists of seven hundred fifty million (750,000,000) shares of STI Common Stock, of which 282,423,271 shares were issued and outstanding, and fifty million (50,000,000) shares of preferred stock, no par value per share (the "STI Preferred Stock" and, together with the STI Common Stock, the "STI Capital Stock"), of which no shares were issued and outstanding or reserved for issuance. As of April 30, 2004, no more than 11,739,486 shares of STI Common Stock were held in STI's treasury or by STI Subsidiaries. As of April 30, 2004, no shares of STI Capital Stock were reserved for issuance except for 31,979,583 shares of STI Common Stock reserved for issuance upon the exercise of options to purchase shares of STI Common Stock (each a "STI Stock Option") granted pursuant to the equity-based compensation plans of STI (the "STI Stock Plans") as identified in Section 3.2(a) of the STI Disclosure Schedule. All of the issued and outstanding shares of STI Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)    As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") of STI are issued or outstanding.

(c)    As of the date of this Agreement, except for (i) this Agreement, and (ii) the rights under the STI Stock Plans which represented, as of April 30, 2004, the right to acquire up to an aggregate of 17,467,179 shares of STI Common Stock, there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which STI or any Subsidiary is a party or by which it or any such Subsidiary is bound obligating STI or any Subsidiary of STI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of STI Capital Stock or any Voting Debt or stock appreciation rights of STI or of any Subsidiary or obligating STI or any Subsidiary of STI to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of STI or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of STI or any equity security of STI or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of STI or its Subsidiaries or (B) pursuant to which STI or any of its Subsidiaries is or could be required to register shares of STI Capital Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"). The shares of STI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid and nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(d)    As of the date of this Agreement, except as disclosed in the STI 10-K, STI owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the STI Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no STI Subsidiary has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase of any shares of capital stock or any other equity security of STI or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of STI or its Subsidiaries. As of the date of this Agreement and except as disclosed in the STI 10-K (as defined in Section 3.6), neither STI nor any of its Subsidiaries has any equity investment other than investments in wholly owned Subsidiaries.

3.3    Authority; No Violation

(a)    STI has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the STI Shareholder Approval (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of STI. The Board of Directors of STI determined that the Merger is advisable and in the best interests of STI and its shareholders and has directed that the approval of the issuance of STI Common Stock pursuant to this Agreement be submitted to STI's shareholders and, except for the approval of the shareholders of STI of the issuance of STI Common Stock pursuant to this Agreement (the "STI Shareholder Approval"), no other corporate proceedings on the part of STI are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by STI and (assuming due authorization, execution and delivery by NCF) constitutes valid and binding obligations of STI, enforceable against STI in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)    Neither the execution and delivery by STI of this Agreement nor the consummation by STI of the transactions contemplated hereby, nor compliance by STI with any of the terms or provisions hereof, will (i) violate any provision of the STI Articles or Bylaws of STI or the governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to STI, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of STI or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which STI or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3.4    Consents and Approvals.    Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any other federal, state or foreign banking agencies or banking regulatory authorities and approval of such applications and notices (the "Other Regulatory Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a Joint Proxy Statement/Prospectus in definitive form relating to the meeting of NCF's and STI's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Georgia Certificate of Merger with the Georgia Secretary pursuant to the GBCC and the filing of Tennessee Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notices to or filings with the Small Business Administration (the "SBA"), (vi) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of STI Common Stock pursuant to this Agreement, (ix) the STI Shareholder Approval, (x) such applications, filings, authorizations, approvals and orders as may be required under the laws of any state or the federal laws of the United States in respect of NCF's insurance business, and (xi) approval of the listing of STI Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by STI of this Agreement and (B) the consummation by STI of the Merger and the other transactions contemplated hereby.

3.5    Reports.    STI and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"), (iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC, (vi) any SRO and (vii) the Office of Thrift Supervision (the "OTS") (collectively "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of STI and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of STI, investigation into the business or operations of STI or any of its Subsidiaries since January 1, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of STI or any of its Subsidiaries.

3.6    Financial Statements.    STI has previously made available to NCF true and correct copies of (i) the consolidated balance sheets of STI and its Subsidiaries as of December 31, 2002 and 2003 and the related consolidated statements of income and shareholders' equity and cash flows for the fiscal years ended December 31, 2001 through 2003, inclusive, as reported in STI's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "STI 10-K"), filed with the SEC under the Exchange Act and accompanied by the audit report of PricewaterhouseCoopers LLP ("PWC"), independent public accountants with respect to STI, and (ii) the unaudited consolidated balance sheet of STI and its Subsidiaries as of March 31, 2003 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for the three-month period then ended, as reported in STI's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (the "STI 10-Q"). The December 31, 2003 consolidated balance sheet of STI (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of STI and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by STI with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited financial statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of STI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such financial statements (including the related notes, where applicable) complies, and the financial statements to be filed by STI with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements to be filed by STI with the SEC after the date of this Agreement will be, prepared in accordance with accounting principles generally accepted in the United States ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q. The books and records of STI and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. PWC has not resigned or been dismissed as independent public accountants of STI as a result of or in connection with any disagreements with STI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.7    Broker's Fees.    Except for Goldman Sachs & Co. and SunTrust Robinson Humphrey, neither STI nor any STI Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8    Absence of Certain Changes or Events

(a)    Except as disclosed in any STI Report (defined below) filed with the SEC prior to the date of this Agreement, since December 31, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on STI.

(b)    Since December 31, 2003 through and including the date of this Agreement, STI and its Subsidiaries have carried on their respective businesses in the ordinary course of business consistent with their past practices.

(c)    Since December 31, 2003 through the date hereof neither STI nor any of its Subsidiaries has taken any action which would, if taken after the date hereof, constitute a breach of Section 5.2.

3.9    Legal Proceedings.

(a)    Neither STI nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of STI's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (in each case, other than with respect to Taxes) against STI or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon STI, any of its Subsidiaries or the assets of STI or any of its Subsidiaries.

3.10    Taxes

(a)    Each of STI and its Subsidiaries has duly and timely filed all federal, state, foreign and local information returns and Tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly and timely paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes or other governmental charges that are not yet due and payable or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. The federal income Tax returns of STI and its Subsidiaries have been examined by the IRS for all years to and including 1998 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims or deficiencies asserted, for Taxes or assessments upon STI or any of its Subsidiaries for which STI does not have reserves that are adequate under GAAP. Neither STI nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among STI and its Subsidiaries). Within the past five years, neither STI nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

(b)    As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, premiums, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in the foregoing clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

3.11    SEC Reports.    STI has previously made available to NCF an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2001 by STI with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the date hereof and (b) communication mailed by STI to its shareholders since January 1, 2001 and prior to the date hereof. STI has timely filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2001 (the "STI Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the STI Reports complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such STI Reports, and none of the STI Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of STI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against STI by the SEC relating to disclosures contained in any STI Report.

3.12    Compliance with Applicable Law.    STI and each of its Subsidiaries:

(a)    is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, STI, and each other depository Subsidiary of STI, has a Community Reinvestment Act rating of "satisfactory" or better;

(b)    has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit STI and each of its Subsidiaries to carry on its business as currently conducted;

(c)    has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that STI or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

(d)    is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, and has not adopted any board resolution at the request of, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of STI or any of its Subsidiaries and neither STI nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or request.

3.13    Ownership of NCF Common Stock.    Neither STI nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of NCF Common Stock representing in the aggregate more than 5% of the outstanding shares of NCF Common Stock (other than Trust Account Shares and DPC Shares).

3.14    Interest Rate Risk Management Instruments

(a)    All Derivative Transactions (as defined below) entered into by STI or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by STI and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. STI and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of STI, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)    For purposes of this Agreement, the term "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.15    Labor Relations.    Neither STI nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is STI or any of its Subsidiaries the subject of any proceeding asserting that STI or any such Subsidiary has committed an unfair labor practice or seeking to compel STI or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving STI or any of its Subsidiaries pending or, to the knowledge of STI, threatened, nor is STI aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

3.16    Environmental Matters

(a)    Each of STI and its Subsidiaries and, to the knowledge of STI, each of the Participation Facilities and the Loan Properties (each as defined below, for so long as they were Loan Properties or Participation Facilities) are and have been in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees and orders, in each case relating to pollution or the discharge of, or exposure to Hazardous Materials (as defined below) in the environment or workplace ("Environmental Laws");

(b)    There is no suit, claim, action or proceeding pending or, to the knowledge of STI, threatened, before any Governmental Entity or other forum in which STI, any of its Subsidiaries, and, to the knowledge of STI, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, is reasonably likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by STI or any of its Subsidiaries, any Participation Facility or any Loan Property; and

(c)    To the knowledge of STI, during the period of: (i) STI's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) STI's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) STI's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of STI, prior to the period of (x) STI's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) STI's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) STI's or any of its Subsidiaries' interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law.

(d)    The following definitions apply for purposes of this Agreement: (i) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (ii) "Loan Property" means any property in which STI or any of its Subsidiaries holds a security interest and, where required by the context, said term means the owner or operator of such property; and (iii) "Participation Facility" means any facility in which STI or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

3.17    Approvals; Reorganization.     As of the date of this Agreement, STI (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) the opinion of tax counsel referred to in Section 7.3(c) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

3.18    Property.    Each of STI and its Subsidiaries has good title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of STI as of March 31, 2004 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, (c) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens arising in the ordinary course of business, or (d) Liens that do not interfere in any material respect with the current use of such property or asset. All leases pursuant to which STI or any Subsidiary of STI, as lessee, leases real or personal property are valid and enforceable against STI in accordance with their respective terms and neither STI nor any of its Subsidiaries nor, to the knowledge of STI, any other party thereto is in default thereunder.

3.19    Intellectual Property

(a)    To the knowledge of STI, STI and its Subsidiaries own or have a valid license to use all STI Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To the knowledge of STI, STI Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of STI and its Subsidiaries as currently conducted. STI Intellectual Property owned by STI or any of its Subsidiaries, and to the knowledge of STI, all other STI Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither STI nor any of its Subsidiaries has received notice challenging the validity or enforceability of STI Intellectual Property. To the knowledge of STI, the conduct of the business of STI and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger will not result in the loss or impairment of the right of STI or any of its Subsidiaries to own or use any of STI Intellectual Property.

(b)    For purposes of this Agreement, the term "Intellectual Property" means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, "Software"); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this Agreement, the term "STI Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of STI or any of its Subsidiaries.

3.20    Administration of Fiduciary Accounts.    STI and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither STI nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.21    Information Supplied.    None of the information supplied or to be supplied by STI for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by STI with respect to statements made or incorporated by reference therein based on information supplied by NCF for inclusion or incorporation by reference in the Joint Proxy Statement.

3.22    Internal Controls.    The records, systems, controls, data and information of STI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic,

mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of STI or its Subsidiaries or accountants (including all means of access thereto and therefrom). Since December 31, 2002, STI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. STI (i) has designed disclosure controls and procedures to ensure that material information relating to STI, including its consolidated Subsidiaries, is made known to the management of STI by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to STI's auditors and the audit committee of STI's Board of Directors (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect STI's ability to record, process, summarize and report financial data and have identified for STI's auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in STI's internal controls. STI has made available to NCF a summary of any such disclosure made by management to STI's auditors and audit committee since January 1, 2002. STI has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

3.23    Opinion of STI Financial Advisor.    STI has received the opinion of its financial advisor, Goldman Sachs & Co., dated the date of this Agreement, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to STI.

3.24    Investment Adviser Subsidiaries; Funds; Clients

(a)    For purposes of this Agreement, a "STI Advisory Entity" means, if applicable, STI and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); "STI Advisory Contract" means each STI contract for such services provided by a STI Advisory Entity; "STI Advisory Client" means each party to a STI Advisory Contract other than the applicable STI Advisory Entity; "STI Fund Client" means each STI Advisory Client that is required to be registered as an investment company under the Investment Company Act; and "Sponsored" means, when used with reference to any STI Fund Client or NCF Fund Client (as defined in Section 4.27), any such STI Fund Client or NCF Fund Client, as the case may be, a majority of the officers of which are employees of STI or any of its Subsidiaries or NCF or any of its Subsidiaries, as the case may be, or of which STI or any of its Subsidiaries or NCF or any of its Subsidiaries, as the case may be, holds itself out as the sponsor.

(b)    Each Sponsored STI Fund Client and STI Advisory Entity (i) has since January 1, 1999 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of STI, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permits, licenses, exemptions, orders and approvals.

(c)    Each STI Advisory Entity has been and is in compliance with each STI Advisory Contract to which it is a party.

(d)    The accounts of each STI Advisory Client subject to ERISA have been managed by the applicable STI Advisory Entity in compliance with the applicable requirements of ERISA.

(e)    Neither STI nor any of the STI Advisory Entities nor any "affiliated person" (as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of STI, any STI Advisory Entity or any "person associated with an investment advisor" (as defined in the Investment Advisers Act of 1940, as amended (the "Investment Advisers

Act")) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of STI, any STI Advisory Entity or any "associated person" (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker dealer or as an associated person to a registered broker dealer.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF NCF

Prior to the execution and delivery of this Agreement, NCF has delivered to STI a schedule (the "NCF Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of NCF's representations or warranties contained in this Article IV, or to one or more of NCF's covenants contained in Section 5.1 (provided that such Disclosure Schedule shall indicate the Section of this Agreement to which items disclosed therein apply). No representation or warranty of NCF contained in this Article IV (other than the representations and warranties in Sections 4.1(a), 4.2, 4.3(a) and (b)(i), 4.7, 4.8(a), 4.15 and 4.26 which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and NCF shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect on NCF. Except as set forth in the NCF Disclosure Schedule, NCF hereby represents and warrants to STI as set forth in Sections 4.1 through 4.27.

4.1    Corporate Organization

(a)    NCF is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. NCF is a bank holding company registered under the BHC Act. True and complete copies of the NCF Articles and Bylaws of NCF, as in effect as of the date of this Agreement, have previously been made available by NCF to STI.

(b)    NCF has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(c)    National Bank of Commerce ("NBC") is a national banking association duly organized, validly existing and in good standing. Each NCF Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly licensed or qualified to do business in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of NCF, copies of which have previously been made available to STI, are true, complete and correct copies of such documents as of the date of this Agreement. The deposit accounts of NBC are insured by the FDIC through the Bank Insurance Fund or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Section 4.1 of the NCF Disclosure Schedule sets forth a true and current list of all Subsidiaries of NCF.

(d)    The minute books of NCF and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

4.2    Capitalization

(a)    As of the date of this Agreement, the authorized capital stock of NCF consists of four hundred million (400,000,000) shares of NCF Common Stock, of which 204,470,427 shares were issued and outstanding, and five million (5,000,000) shares of preferred stock, no par value per share (the "NCF Preferred Stock" and, together with the NCF Common Stock, the "NCF Capital Stock"), of which no shares were issued and outstanding or reserved for issuance. As of May 7, 2004, no shares of NCF Common Stock were held by NCF Subsidiaries. As of the date hereof, no shares of NCF Capital Stock were reserved for issuance except for 21,345,991 shares of NCF Common Stock reserved for issuance upon the exercise of NCF Stock Options and/or settlement of NCF Stock-Based Awards. All of the issued and outstanding shares of NCF Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The names of the optionees, the date of grant of each NCF Stock Option, the number of shares subject to each such option, the expiration date of each such NCF Stock Option, and the price at which each such option may be exercised under the NCF Stock Plans are set forth in Section 4.2(a) of the NCF Disclosure Schedule.

(b)    No Voting Debt of NCF is issued or outstanding. Since December 31, 2003, NCF has not issued any shares of NCF Capital Stock or any securities convertible into or exercisable for any shares of NCF Capital Stock, other than as would be permitted by Section 5.1(b) hereof.

(c)    Except for (i) this Agreement, (ii) the rights under the NCF Stock Plans which represented, as of May 7, 2004, the right to acquire up to an aggregate of 14,506,982 shares of NCF Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.1(b), there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which NCF or any Subsidiary is a party or by which it or any such Subsidiary is bound obligating NCF or any Subsidiary of NCF to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of NCF Capital Stock or any Voting Debt or stock appreciation rights of NCF or of any Subsidiary or obligating NCF or any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of NCF or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of NCF or any of its Subsidiaries or any other equity security of NCF or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of NCF or its subsidiaries or (B) pursuant to which NCF or any of its Subsidiaries is or could be required to register shares of NCF Capital Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 5.1(b).

(d)    Except as disclosed in the NCF 10-K (as defined below), NCF owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the NCF Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NCF Subsidiary has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase of any shares of capital stock or any other equity security of NCF or its subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of NCF or its subsidiaries. As of the date of this Agreement and except as set forth in the NCF 10-K (as defined below), neither NCF nor any of its Subsidiaries has (i) any equity investment other than investments in wholly owned Subsidiaries or (ii) any investment in real estate or real estate development projects, other than assets classified as "other real estate owned."

4.3    Authority; No Violation

(a)    NCF has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of NCF Common Stock (the "NCF Shareholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NCF. The Board of Directors of NCF determined that the Merger is advisable and in the best interest of NCF and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to NCF's shareholders for adoption at a meeting of such shareholders. Except for the NCF Shareholder Approval, no other corporate proceedings on the part of NCF are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NCF and (assuming due authorization, execution and delivery by STI) constitutes valid and binding obligations of NCF, enforceable against NCF in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)    Neither the execution and delivery by NCF of this Agreement nor the consummation by NCF of the transactions contemplated hereby, nor compliance by NCF with any of the terms or provisions hereof, will (i) violate any provision of the NCF Articles or Bylaws of NCF or the governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NCF, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NCF or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCF or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4    Consents and Approvals.    Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement, and of the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Georgia Certificate of Merger with the Georgia Secretary pursuant to the GBCC and the filing of Tennessee Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notices to or filings with the SBA, (vi) any notice or filings under the HSR Act, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of STI Common Stock pursuant to this Agreement, (ix) the NCF Shareholder Approval, (x) such applications, filings, authorizations, approvals and orders as may be required under the laws of any state or the federal laws of the United States in respect of NCF's insurance business, and (xi) approval of the listing of STI Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any Government Entity or with any third party are necessary in connection with (A) the execution and delivery by NCF of this Agreement and (B) the consummation by NCF of the Merger and the other transactions contemplated hereby.

4.5    Reports.    NCF and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of NCF and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of NCF, investigation into the business or operations of NCF or any of its Subsidiaries since January 1, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of NCF or any of its Subsidiaries.

4.6    Financial Statements.    NCF has previously made available to STI true and correct copies of (i) the consolidated balance sheets of NCF and its Subsidiaries as of December 31, 2002 and 2003 and the related consolidated statements of income and shareholders' equity and cash flows for the fiscal years ended December 31, 2001 through 2003, inclusive as reported in NCF's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "NCF 10-K"), filed with the SEC under the Exchange Act and accompanied by the audit report of KPMG LLP ("KPMG"), independent public accountants with respect to NCF, and (ii) the unaudited consolidated balance sheet of NCF and its Subsidiaries as of March 31, 2003 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for the three-month period then ended, as reported in NCF's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (the "NCF 10-Q"). The December 31, 2003 consolidated balance sheet of NCF (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of NCF and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by NCF with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited financial statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of NCF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such financial statements (including the related notes, where applicable) complies, and the financial statements to be filed by NCF with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements to be filed by NCF with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of NCF and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of NCF as a result of or in connection with any disagreements with NCF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7    Broker's Fees.    Neither NCF nor any Subsidiary of NCF nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that NCF has engaged, and will pay a fee or commission to J.P. Morgan & Co. Incorporated and UBS Securities LLC in accordance with the terms of the respective letter agreements between NCF and J.P. Morgan & Co. Incorporated and UBS Securities LLC, true, complete and correct copies of which have been previously delivered by NCF to STI.

4.8    Absence of Certain Changes or Events

(a)    Except as disclosed in any NCF Report (as defined below) filed with the SEC prior to the date of this Agreement, since December 31, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on NCF.

(b)    Since December 31, 2003 through and including the date of this Agreement, NCF and its Subsidiaries have carried on their respective businesses in the ordinary course of business consistent with their past practices.

(c)    Since December 31, 2003 through the date hereof neither NCF nor any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of December 31, 2003 (which amounts have been previously disclosed to STI), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of NCF's capital stock, other than regular quarterly cash dividends on NCF Common Stock, (iii) effected or authorized any issuance, split, combination or reclassification of any of NCF's capital stock or issued any other securities in respect of, in lieu of or in substitution for shares of NCF's capital stock, except for issuances of NCF Common Stock upon the exercise of NCF Options, or the satisfaction of obligations under NCF Stock Plans, (iv) changed any accounting methods, principles or practices of NCF or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (v) made any Tax election or changed any Tax election, amended any Tax returns or entered into any settlement or compromise of any income Tax liability of NCF or its Subsidiaries or entered into any closing agreement with respect to Taxes, or (vi) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.9    Legal Proceedings

(a)    Neither NCF nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of NCF's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (in each case, other than with respect to Taxes) against NCF or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon NCF, any of its Subsidiaries or the assets of NCF or any of its Subsidiaries.

4.10    Taxes and Tax Returns.

Each of NCF and its Subsidiaries has duly and timely filed all federal, state, foreign and local information returns and Tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly and timely paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes or other governmental charges that are not yet due and payable or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. The federal income Tax returns of NCF and its Subsidiaries have been examined by the IRS for all years to and including 2000 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims or deficiencies asserted, for Taxes or assessments upon NCF or any of its Subsidiaries for which NCF does not have reserves that are adequate under GAAP. Neither NCF nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NCF and its Subsidiaries). Within the past five years, neither NCF nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

4.11    Employees.

(a)    Section 4.11(a) of the NCF Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of NCF and its Subsidiaries or with respect to which NCF or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the "NCF Benefit Plans").

(b)    NCF has heretofore made available to STI true and complete copies of each of the NCF Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report and Form 5500 for such NCF Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such NCF Benefit Plan.

(c)    (i) Each of the NCF Benefit Plans has been operated and administered in all material respects in compliance with ERISA and the Code, (ii) each of the NCF Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination from the IRS that such NCF Benefit Plan is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such NCF Benefit Plan, (iii) with respect to each NCF Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such NCF Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such NCF Benefit Plan's actuary with respect to such NCF Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such NCF Benefit Plan allocable to such accrued benefits, (iv) no NCF Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of NCF or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of NCF or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by NCF, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with NCF, would be deemed a "single employer" under Section 4001 of ERISA (a "NCF ERISA Affiliate") that has not been satisfied in full, and no condition exists that presents a material risk to NCF, its Subsidiaries or any NCF ERISA Affiliate of incurring material liability thereunder, (vi) no NCF Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions payable by NCF or its Subsidiaries as of the Effective Time with respect to each NCF Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and, if applicable, Section 412 of the Code, (viii) none of NCF, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which NCF, its Subsidiaries or any NCF Benefit Plan will be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of NCF there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the NCF Benefit Plans or any trusts related thereto.

(d)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of NCF or any of its affiliates from NCF or any of its affiliates under any NCF Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any NCF Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.

4.12    SEC Reports.     NCF has previously made available to STI an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2001 by NCF with the SEC pursuant to the Securities Act or the Exchange Act, and prior to the date hereof and (b) communication mailed by NCF to its shareholders since January 1, 2001, and prior to the date hereof. NCF has timely filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2001 (the "NCF Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the NCF Reports complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NCF Reports, and none of the NCF Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of NCF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against NCF by the SEC relating to disclosures contained in any NCF Report.

4.13    Compliance with Applicable Law.    NCF and each of its Subsidiaries:

(a)    is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools

Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, NCF, and each other depository Subsidiary of NCF, has a Community Reinvestment Act rating of "satisfactory" or better;

(b)    has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit NCF and each of its Subsidiaries to carry on its business as currently conducted;

(c)    has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that NCF or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

(d)    is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, and has not adopted any board resolution at the request of, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of NCF or any of its Subsidiaries and neither NCF nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or request.

4.14    Certain Contracts.

(a)    Neither NCF nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from NCF, STI, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the NCF Reports filed prior to the date of this Agreement, (iv) which materially restricts the conduct of any line of business by NCF or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. NCF has previously made available to STI true and correct copies of all employment and deferred compensation agreements which are in writing and to which NCF is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the NCF Disclosure Schedule, is referred to herein as a "NCF Contract", and neither NCF nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto.

(b)    (i) Each NCF Contract is valid and binding on NCF or any of its Subsidiaries, as applicable, and in full force and effect, (ii) NCF and each of its Subsidiaries has performed all obligations required to be performed by it to date under each NCF Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of NCF or any of its Subsidiaries under any such NCF Contract.

4.15    State Takeover Law.    The Board of Directors of NCF has approved the transactions contemplated by this Agreement such that, assuming the accuracy of the representations contained in

Section 3.13, no "moratorium," "control share," "fair price" or other antitakeover laws are applicable to the Merger or any of the transactions contemplated herein.

4.16    Interest Rate Risk Management Instruments.    All Derivative Transactions entered into by NCF or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by NCF and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. NCF and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of NCF, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17    Labor Relations.    Neither NCF nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NCF or any of its Subsidiaries the subject of any proceeding asserting that NCF or any such Subsidiary has committed an unfair labor practice or seeking to compel NCF or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving NCF or any of its Subsidiaries pending or, to the knowledge of NCF, threatened, nor is NCF aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

4.18    Insurance.    NCF and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to NCF and its Subsidiaries.

4.19    Environmental Liability.

(a)    Each of NCF and its Subsidiaries and, to the knowledge of NCF, each of the NCF Participation Facilities and the NCF Loan Properties (each as defined below, for so long as they were NCF Loan Properties or NCF Participation Facilities) are and have been in compliance with all applicable Environmental Laws;

(b)    There is no suit, claim, action or proceeding pending or, to the knowledge of NCF, threatened, before any Governmental Entity or other forum in which NCF, any of its Subsidiaries, and, to the knowledge of NCF, any NCF Participation Facility or any NCF Loan Property, has been or, with respect to threatened proceedings, is reasonably likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by NCF or any of its Subsidiaries, any NCF Participation Facility or any NCF Loan Property; and

(c)    To the knowledge of NCF, during the period of: (i) NCF's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) NCF's or any of its Subsidiaries' participation in the management of any NCF Participation Facility, or (iii) NCF's or any of its Subsidiaries' interest in a NCF Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of NCF, prior to the period of (x) NCF's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) NCF's or any of its Subsidiaries' participation in the management of any NCF Participation Facility, or (z) NCF's or any of its Subsidiaries' interest in a NCF Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, NCF Participation Facility or NCF Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law.

(d)    The following definitions apply for purposes of this Agreement: (i) "NCF Loan Property" means any property in which NCF or any of its Subsidiaries holds a security interest and, where required by the context, said term means the owner or operator of such property; and (ii) "NCF Participation

Facility" means any facility in which NCF or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

4.20    Approvals; Reorganization.    As of the date of this Agreement, NCF (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) the opinion of tax counsel referred to in Section 7.2(c) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.21    Property.     Each of NCF and its Subsidiaries has good title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of NCF as of March 31, 2004 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, (c) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens arising in the ordinary course of business, or (d) Liens that do not interfere in any material respect with the current use of such property or asset. All leases pursuant to which NCF or any Subsidiary of NCF, as lessee, leases real or personal property are valid and enforceable against NCF in accordance with their respective terms and neither NCF nor any of its Subsidiaries nor, to the knowledge of NCF, any other party thereto is in default thereunder.

4.22    Intellectual Property.     To the knowledge of NCF, NCF and its Subsidiaries own or have a valid license to use all NCF Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To the knowledge of NCF, NCF Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of NCF and its Subsidiaries as currently conducted. NCF Intellectual Property owned by NCF or any of its Subsidiaries, and to the knowledge of NCF, all other NCF Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither NCF nor any of its Subsidiaries has received notice challenging the validity or enforceability of NCF Intellectual Property. To the knowledge of NCF, the conduct of the business of NCF and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger will not result in the loss or impairment of the right of NCF or any of its Subsidiaries to own or use any of NCF Intellectual Property, and the Surviving Corporation will have substantially the same rights to own or use NCF Intellectual Property following the consummation of the Merger as NCF and its Subsidiaries had prior to the consummation of the Merger. For purposes of this Agreement, the term "NCF Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of NCF or any of its Subsidiaries.

4.23    Administration of Fiduciary Accounts.    NCF and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither NCF nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.24    Information Supplied.    None of the information supplied or to be supplied by NCF for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by NCF with respect to statements made or incorporated by reference therein based on information supplied by STI for inclusion or incorporation by reference in the Joint Proxy Statement.

4.25    Internal Controls.    The records, systems, controls, data and information of NCF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NCF or its Subsidiaries or accountants (including all means of access thereto and therefrom). Since December 31, 2000, NCF and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. NCF (i) has designed disclosure controls and procedures to ensure that material information relating to NCF, including its consolidated Subsidiaries, is made known to the management of NCF by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to NCF's auditors and the audit committee of NCF's Board of Directors (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect NCF's ability to record, process, summarize and report financial data and have identified for NCF's auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in NCF's internal controls. NCF has made available to STI a summary of any such disclosure made by management to NCF's auditors and audit committee since January 1, 2002. NCF has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

4.26    Opinion of NCF Financial Advisor.    NCF has received the opinion of its financial advisors, J.P. Morgan & Co. Incorporated and UBS Securities LLC, dated the date of this Agreement, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of NCF Common Stock.

4.27    Investment Adviser Subsidiaries; Funds; Clients.

(a)    For purposes of this Agreement, a "NCF Advisory Entity" means, if applicable, NCF and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); "NCF Advisory Contract" means each NCF contract for such services provided by a NCF Advisory Entity; "NCF Advisory Client" means each party to a NCF Advisory Contract other than the applicable NCF Advisory Entity; "NCF Fund Client" means each NCF Advisory Client that is required to be registered as an investment company under the Investment Company Act.

(b)    Each Sponsored NCF Fund Client and NCF Advisory Entity (i) has since January 1, 1999 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of NCF, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permits, licenses, exemptions, orders and approvals.

(c)    Each NCF Advisory Entity has been and is in compliance with each NCF Advisory Contract to which it is a party.

(d)    The accounts of each NCF Advisory Client subject to ERISA have been managed by the applicable NCF Advisory Entity in compliance with the applicable requirements of ERISA.

(e)    Neither NCF nor any of the NCF Advisory Entities nor any "affiliated person" (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of NCF, any NCF Advisory Entity or any "person associated with an investment advisor" (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of NCF, any NCF Advisory Entity or any "associated person" (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker dealer or as an associated person to a registered broker dealer.

ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Covenants of NCF.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of STI, NCF shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. NCF will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and STI the present services of the current officers and employees of NCF and its Subsidiaries and (z) preserve for itself and STI the goodwill of the customers of NCF and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the NCF Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by STI, NCF shall not, and shall not permit any of its Subsidiaries to:

(a)    other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of NCF or any of its wholly-owned Subsidiaries to NCF or any of its Subsidiaries), or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

(b)    (i) adjust, split, combine or reclassify any of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends payable on July 1, 2004 at a rate not in excess of $0.20 per share of NCF Common Stock, and regular quarterly cash dividends payable starting on October 1, 2004 at a rate not in excess of the higher of (x) $0.23 per share or (y) the then effective STI dividend times .495, the declaration of the latter dividend being subject to Section 6.12, (B) dividends paid by any of the Subsidiaries of NCF to NCF or to any of its wholly-owned Subsidiaries, (C) the acceptance of shares of NCF's Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of NCF's Stock Options, or the vesting of restricted stock or other NCF Stock-Based Awards, (D) pursuant to the NCF DRIP (provided that shares sold pursuant thereto are not newly issued shares), in each case in accordance with past practice and the terms of the applicable award agreements); (iii) grant any NCF Stock Option or other NCF Stock Based Awards or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants to newly-hired employees of NCF made in the ordinary course of business consistent with past practice under the NCF Stock Plans; or (iv) issue any additional shares of capital stock except pursuant to the exercise of NCF Stock Options or the satisfaction of any NCF Stock-Based Awards, in each case, outstanding as of the date of this Agreement and in accordance with their present terms or issued thereafter in compliance with this Agreement;

(c)    (i) except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an agreement in existence as of the date of this Agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of NCF or pay any benefit not contemplated by any NCF Plan or agreement as in effect on the date hereof, (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, (iii) pay any bonus, (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than as required by applicable law or an existing agreement set forth in Section 4.11 of the NCF Disclosure Schedule, or (v) except as required under any existing plan, grant, or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any NCF Stock Options or other NCF Stock-Based Awards;

(d)    sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, abandon or fail to maintain any of its material assets, properties (including NCF Intellectual Property) or other rights or agreements other than in the ordinary course of business consistent with past practice;

(e)    enter into any new line of business or make any material change in its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f)    (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to NCF, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices or (ii) open, close, sell or acquire any branches;

(g)    take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h)    amend its articles or certificate of incorporation or bylaws or similar governing document, or otherwise take any action to exempt any person or entity (other than STI or its Subsidiaries) or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i)    restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)    pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, material to NCF and its Subsidiaries, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of NCF Reports filed prior to the date hereof, or incurred since December 31, 2003 in the ordinary course of business consistent with past practice;

(k)    take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement;

(l)    implement or adopt any change in its financial accounting principles, practices or methods in effect at December 31, 2003, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines as concurred to by NCF's independent auditors;

(m)    take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement;

(n)    make capital expenditures other than in the ordinary and usual course of business consistent with past practice;

(o)    file any application to establish, or to relocate or terminate the operations of, any banking office of NCF or any of its Subsidiaries;

(p)    create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for goods, services or office space to which NCF or any of its Subsidiaries is a party or by which NCF or any of its Subsidiaries or their respective properties is bound, other than any of the foregoing arising in the ordinary course of business (and as to which NCF shall provide prior notice thereof to STI), or enter into any agreement, letter of intent or agreement in principle (whether or not binding) relating to any Acquisition Proposal, except for any confidentiality agreement permitted by Section 6.14;

(q)    make or change any material Tax elections (unless required by applicable law), file any material amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(r)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.1.

5.2    Covenants of STI.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of NCF, STI shall use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself the present services of the current officers and employees of STI and its Subsidiaries and (z) preserve for itself the goodwill of the customers of STI and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the STI Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by NCF, STI shall not, and shall not permit any of its Subsidiaries to:

(a)    declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit STI from increasing the regular quarterly cash dividend on STI Common Stock;

(b)    acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to STI, other than (i) any such acquisition that would not reasonably be expected to have a Material Adverse Effect on STI, or materially delay completion of the transactions contemplated hereby or have any effect specified in Section 5.2(c) or (ii) in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

(c)    take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied on a timely basis;

(d)    change its methods of accounting in effect at December 31, 2003 except as required by changes in GAAP or regulatory accounting principles as concurred to by STI's independent auditors;

(e)    amend the STI Articles except to authorize additional common shares or to designate the terms of any preferred shares;

(f)    take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(g)    authorize, or commit or agree to do any of the foregoing.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    NCF and STI shall promptly prepare and file with the SEC the Joint Proxy Statement and STI shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of NCF and STI shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and NCF and STI shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. STI shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and NCF shall furnish all information concerning NCF and the holders of NCF Capital Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of STI and NCF.

(b)    The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. NCF and STI shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to STI or NCF, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)    Each of NCF and STI shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of NCF, STI or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)    Each of NCF and STI shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

(e)    STI and NCF shall promptly furnish each other with copies of written communications received by STI or NCF, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, NCF shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of STI, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, NCF shall, and shall cause its Subsidiaries to, make available to STI (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which NCF is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as STI may reasonably request. Neither NCF nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of NCF's customers, jeopardize any attorney client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, STI shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of NCF, access, during normal business hours during the period prior to the Effective Time, to such information, properties and personnel regarding STI and its Subsidiaries as shall be reasonably necessary for NCF to fulfill its obligations pursuant to this Agreement or that may be reasonably necessary for NCF to confirm that the representations and warranties of STI contained herein are true and correct and that the covenants of STI contained herein have been performed in all material respects. Neither STI nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of STI's customers, jeopardize any attorney client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)    All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of April 23, 2004 (the "Confidentiality Agreement").

(d)    No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3    Shareholders' Approvals.    Each of NCF and STI shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (in the case of NCF, the "NCF Shareholders Meeting" and, in the case of STI, the "STI Shareholders Meeting") to be held as soon as is reasonably practicable after the date on which the Form S-4 becomes effective (i) in the case of NCF, to obtain the NCF Shareholder Approval and, (ii) in the case of STI, to obtain the STI Shareholder Approval. Each of NCF and STI will, through its Board of Directors, use its reasonable best efforts to obtain the approval of its respective shareholders in respect of the foregoing. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of NCF and STI at such meeting for the purpose of obtaining the NCF Shareholder Approval or STI Shareholder Approval, as the case may be, and voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve NCF and STI of such obligations.

6.4    Advisory Board.    STI shall confer with NCF regarding the establishment following the Effective Time of an advisory board (to include individuals who are members of the board of directors of NCF immediately prior to the Merger), the function of which board shall be to advise STI with respect to deposit and lending activities in NCF's former market area and to maintain and develop customer relationships.

6.5    Affiliates.    NCF shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of NCF to deliver to STI, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders' meetings called by NCF to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit 6.5.

6.6    Stock Listing.    STI shall use reasonable best efforts to cause the shares of STI Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

6.7    Employee Matters.

(a)    From the Effective Time through December 31, 2004 or such later date as STI shall determine to the extent December 31, 2004 is not practicable in the reasonable judgment of STI based on the occurrence of the Effective Time (such date being referred to herein as the "Benefits Transition Date"), STI shall provide the employees of NCF and its Subsidiaries as of the Effective Time (the "Covered Employees") with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to the employee benefits and compensation plans, programs and arrangements provided by NCF or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Benefits Transition Date, STI shall provide the Covered Employees with employee benefits and compensation plans, programs and arrangements that are substantially identical to those provided to similarly situated employees of STI and its Subsidiaries. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, a Covered Employee who is terminated during the period commencing at the Effective Time and ending on the second anniversary thereof shall be entitled to receive the severance payments and benefits under the most favorable of either the NCF severance plan or policy as in effect immediately prior to the date hereof (without amendment during such two year period following the Effective Time), or the STI severance plan that is applicable to similarly situated employees of STI or its Subsidiaries, as applicable.

(b)    From and after the Effective Time, STI shall (i) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan except as otherwise provided in this Section 6.7(b)), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by STI or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with NCF or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of STI or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of STI or any of its Subsidiaries) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of STI or any of its Subsidiaries). For purposes of any cash balance pension plan maintained or contributed to by STI or any of its Subsidiaries in which Covered Employees become eligible to participate following the Effective Time, the Covered Employees' level of benefit accruals under any such plans (for periods of service following the date on which the Covered Employees commence participation in such plans) shall be determined based on the Covered Employees' credited service prior to the Effective Time and with the Surviving Corporation following the Effective Time.

(c)    From and after the Effective Time, STI shall honor all accrued and vested benefit obligations to and all contractual rights of current and former employees, directors and consultants of NCF and its

Subsidiaries under the NCF Benefit Plans; provided that, subject to the last sentence of Section 6.7(a), nothing herein shall prevent STI from amending or terminating any NCF Benefit Plan in accordance with the terms thereof.

(d)    STI and NCF shall take all necessary action to effectuate all agreements listed in Section 6.7(d) of the NCF Disclosure Schedule.

6.8    Indemnification; Directors' and Officers' Insurance

(a)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of NCF or any of its Subsidiaries, or who is or was serving at the request of NCF or any of its Subsidiaries as a director, officer, employee or agent of another person, including any entity specified in the NCF Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of NCF or any of its Subsidiaries or any entity specified in the NCF Disclosure Schedule or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, STI shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b)    STI shall use its reasonable best efforts to cause the individuals serving as officers and directors of NCF, its Subsidiaries or any entity specified in the NCF Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by NCF (provided that STI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall STI be required to expend on an annual basis more than 250% of the current amount expended by NCF (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if STI is unable to maintain or obtain the insurance called for by this Section 6.8(b) STI shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(c)    In the event STI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of STI assume the obligations set forth in this Section 6.8.

(d)    The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9    Reasonable Best Efforts; Additional Agreements.

(a)    Subject to the terms and conditions of this Agreement, each of STI and NCF agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

(b)    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by STI.

(c)    STI and NCF shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Officers of STI and NCF shall execute and deliver to Bass, Berry & Sims PLC, counsel to NCF, and King & Spalding LLP, counsel to STI certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

(d)    NCF shall consult with STI prior to sending any written communications to its employees regarding the Merger or this Agreement.

6.10    Advice of Changes.    STI and NCF shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Articles III and IV or in order to determine the fulfillment of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by NCF or STI, as the case may be, with the respective covenants and agreements of such parties contained herein. Notwithstanding anything to the contrary contained herein, no failure to advise the other party of any change or event referred to in the first sentence of this Section 6.10, or any failure to provide any supplement or amendment referred to in the second sentence of this Section 6.10, shall constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect, breach or inaccuracy would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.11    Current Information.    During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party and to report the general status of the ongoing operations of such party and its Subsidiaries. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party fully informed of such events.

6.12    Dividends.    After the date of this Agreement, each of NCF and STI shall coordinate with the other the declaration of any dividends in respect of NCF Common Stock and STI Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of NCF Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of NCF Common Stock and any shares of STI Common Stock any such holder receives in exchange therefore in the Merger.

6.13    Exemption from Liability Under Section 16(b).    STI and NCF agree that, in order to most effectively compensate and retain NCF Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that NCF Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of NCF Common Stock, NCF Stock Options and NCF Stock Based Awards into shares of STI Common Stock, Assumed Stock Options and Assumed Stock Based Awards, respectively, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. Assuming that NCF delivers to STI the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of STI, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by NCF Insiders of STI Common Stock in exchange for shares of NCF Common Stock, of the Assumed Stock Options upon conversion of NCF Stock Options and of Assumed Stock Based Awards upon conversion of NCF Stock Based Awards, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The term "Section 16 Information" shall mean information accurate in all material respects regarding NCF Insiders, the number of shares of NCF Common Stock held by each such NCF Insider and expected to be exchanged for STI Common Stock in the Merger, and the number and description of the NCF Stock Options and NCF Stock Based Awards held by each such NCF Insider and expected to be converted into Assumed Stock Options and Assumed Stock Based Awards, respectively, in connection with the Merger. The term "NCF Insiders" shall mean those officers and directors of NCF who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.14    Acquisition Proposals.

(a)    NCF and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by NCF or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time, NCF shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of NCF, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by NCF.

(b)    (i) Notwithstanding the foregoing, the Board of Directors of NCF shall be permitted, prior to its meeting of shareholders to be held pursuant to Section 6.3, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person first made after the date of this Agreement which its Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the Board of Directors of NCF reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law and subject to compliance with the other terms of this Section 6.14 and to first entering into a confidentiality agreement having provisions that are no less restrictive to such person than those contained in the Confidentiality Agreement.

(ii)    NCF shall notify STI promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to NCF or any of its Subsidiaries by any person that informs NCF or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). NCF shall also promptly, and in any event within 24 hours, notify STI, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.14(b) and keep STI informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iii)    Nothing contained in this Section 6.14 shall prohibit NCF or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(c)    NCF agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

(d)    Nothing in this Section 6.14 shall (x) permit NCF to terminate this Agreement or (y) affect any other obligation of NCF under this Agreement. NCF shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(e)    For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of NCF or any of its significant subsidiaries (as defined under Regulation S-X of the SEC), (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of NCF or its significant subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of NCF, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NCF or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(f)    For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of NCF concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of NCF from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.13(e) except that the reference to "10% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving NCF.

6.15    Directorships.    Effective as of the Effective Time, STI shall cause its Board of Directors to be expanded by four members and shall appoint four members of the existing NCF Board of Directors who are proposed by NCF and reasonably acceptable to STI to fill such vacancies. The additional directors shall be apportioned as equally as possible among the STI board classes.

6.16    Bank Merger.    At or prior to the Effective Time, if requested by STI, NCF shall cause NBC to enter into an Agreement and Plan of Merger (the "Bank Merger Agreement") with SunTrust Bank pursuant to which NBC shall merge with and into SunTrust Bank after the Merger. Promptly following execution of such Bank Merger Agreement, NCF shall approve such agreement as the sole shareholder of NBC. The Bank Merger Agreement shall contain such terms and conditions as are reasonable, normal and customary in light of the transactions contemplated hereby including a covenant that consummation of the merger of NBC with and into SunTrust Bank would not occur earlier than simultaneous with consummation of the Merger and a provision for termination of the Bank Merger Agreement upon termination of this Agreement.

ARTICLE VII.
CONDITIONS PRECEDENT

7.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval.    NCF shall have obtained the NCF Shareholder Approval and STI shall have obtained the STI Shareholder Approval.

(b)    NYSE Listing.    The shares of STI Common Stock which shall be issued to the shareholders of NCF upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)    Regulatory Approvals.    All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

(d)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)    No Injunctions or Restraints; Illegality.    No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2    Conditions to Obligations of NCF.    The obligation of NCF to effect the Merger is also subject to the satisfaction, or waiver by NCF, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties.    Subject to the standard set forth in the preamble to Article III, the representations and warranties of STI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and NCF shall have received a certificate signed on behalf of STI by the Chief Executive Officer and the Chief Financial Officer of STI to the foregoing effect.

(b)    Performance of Obligations of STI.    STI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NCF shall have received a certificate signed on behalf of STI by the Chief Executive Officer and the Chief Financial Officer of STI to such effect.

(c)    Federal Tax Opinion.    NCF shall have received the opinion of Bass, Berry & Sims PLC in form and substance reasonably satisfactory to NCF, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization under Section 368(a) of the Code. In rendering such opinion, NCF's counsel may require and rely upon representations contained in certificates of officers of NCF and STI, reasonably satisfactory in form and substance to such counsel.

7.3    Conditions to Obligations of STI.    The obligation of STI to effect the Merger is also subject to the satisfaction or waiver by STI at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties.    Subject to the standard set forth in the preamble to Article IV, the representations and warranties of NCF set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and STI shall have received a certificate signed on behalf of NCF by the Chief Executive Officer and the Chief Financial Officer of NCF to the foregoing effect.

(b)    Performance of Obligations of NCF.    NCF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and STI shall have received a certificate signed on behalf of NCF by the Chief Executive Officer and the Chief Financial Officer of NCF to such effect.

(c)    Federal Tax Opinion.    STI shall have received the opinion of King & Spalding LLP in form and substance reasonably satisfactory to STI, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, STI's counsel may require and rely upon representations contained in certificates of officers of NCF and STI, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII.
TERMINATION AND AMENDMENT

8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of NCF and STI:

(a)    by mutual consent of NCF and STI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)    by either STI or NCF upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the legally prescribed period following such denial a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial, or if such failure to file, shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c)    by either STI or NCF if the Merger shall not have been consummated on or before the first anniversary of the date hereof, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either NCF or STI (provided that the party terminating shall not be in material breach of any of its obligations under Section 6.3) if any approval of the shareholders of NCF or STI required for the consummation of the Merger shall not have been obtained upon a vote taken thereon at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e)    by either STI or NCF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by STI) or Section 7.3(a) (in the case of a breach of a representation or warranty by NCF);

(f)    by either STI or NCF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) unless the breach of covenant, together with all other such breaches, would entitle the party entitled to the benefit of such covenant not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by STI) or Section 7.3(b) (in the case of a breach of covenant by NCF); or

(g)    by either STI or NCF, if (i) the Board of Directors of the other does not publicly recommend in the Joint Proxy Statement that its shareholders either approve and adopt this Agreement (in the case of NCF) or approve the issuance of shares of STI Common Stock pursuant to this Agreement (in the case of STI), (ii) after recommending in the Joint Proxy Statement that such shareholders approve and adopt this Agreement (in the case of NCF) or approve the issuance of shares of STI Common Stock pursuant to this Agreement (in the case of STI), such Board of Directors shall have withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (iii) the other party materially breaches its obligations under this Agreement by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders the Joint Proxy Statement/Prospectus in accordance with Sections 6.1 and 6.3.

(h)    by STI, if the Board of Directors of NCF has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal with any person other than STI.

8.2    Effect of Termination.    In the event of termination of this Agreement by either NCF or STI as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of STI or NCF or their respective officers or directors, except with respect to Sections 6.2(c), 8.2, 8.3, 9.3, 9.5, 9.6, 9.7 and 9.8, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

8.3    Termination Fee

(a)    NCF shall pay STI, by wire transfer of immediately available funds, the sum of $280 million (the "NCF Termination Fee") if this Agreement is terminated as follows:

(1)    if STI shall terminate this Agreement pursuant to Section 8.1(g) or 8.1(h), then NCF shall pay the NCF Termination Fee on the business day following such termination;

(2)    if (A) either party shall terminate this Agreement pursuant to Section 8.1(d) because the required NCF shareholder approval shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the NCF Shareholders Meeting a bona fide Acquisition Transaction shall have been publicly announced or otherwise communicated to the Board of Directors of NCF (a "Public Proposal") that has not been withdrawn prior to such date, then NCF shall pay one-third of the NCF Termination Fee on the business day following such termination; and if (C) within twelve (12) months of the date of such termination of this agreement, NCF or any of its Subsidiaries enters into any definitive Agreement with respect to, or consummates, any Acquisition Transaction, then NCF shall pay the remaining two-thirds of the NCF Termination Fee on the date of such execution or consummation; and

(3)    if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) or STI shall terminate this Agreement pursuant to Section 8.1(e) or (f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to NCF that has not been withdrawn prior to such termination, and (C) following the occurrence of such Public Proposal, NCF shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then NCF shall pay one-third of the NCF Termination Fee on the business day following such termination; and (D) if within twelve (12)

months of the date of such termination of this Agreement, NCF or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Transaction, then NCF shall pay the remaining two-thirds of the NCF Termination Fee upon the date of such execution or consummation.

If NCF fails to pay all amounts due to STI on the dates specified, then NCF shall pay all costs and expenses (including legal fees and expenses) incurred by STI in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by STI.

(b)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

(c)    For purposes of this Agreement, the term "Acquisition Transaction" shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of NCF, (ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 20% or more of the outstanding shares of voting stock of NCF, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction of or involving NCF, other than a merger, business combination or similar transaction pursuant to which persons who are shareholders of NCF immediately prior to such transaction own 60% or more of the voting stock of the surviving entity (or parent thereof) immediately after consummation of such transaction and, as a result of such transaction, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) holds 20% or more of the voting stock of the surviving entity (or parent thereof) immediately following consummation of such transaction.

8.4    Amendment.    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of NCF and STI; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of NCF or STI, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of NCF Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided,however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of NCF or STI, there may not be, without further approval of such shareholders, any waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of NCF Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX.
GENERAL PROVISIONS

9.1    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and

(b) at least three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms are to be satisfied or waived at Closing), unless extended by mutual agreement of the parties (the "Closing Date").

9.2    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by NCF and STI.

9.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to NCF, to:

National Commerce Financial Corporation
One Commerce Square
Memphis, TN 38150
Attention: K. Elizabeth Whitehead, Esq.

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy, Esq.

and:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103
Attention: John A. Good, Esq.

and

(b) if to STI, to:

SunTrust Banks, Inc.
303 Peachtree St., N.E.
Atlanta, GA 30308
Attention: Raymond D. Fortin

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: William S. Rubenstein, Esq.

and

King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303-1763
Attention: C. William Baxley, Esq.

9.5    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.6    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal or Georgia law apply.

9.9    Publicity.    Except as otherwise required by applicable law or the rules of the NYSE, neither NCF or STI shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of STI, in the case of a proposed announcement or statement by NCF, or NCF, in the case of a proposed announcement or statement by STI, which consents shall not be unreasonably withheld.

9.10    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.11    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, National Commerce Financial Corporation and SunTrust Banks, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NATIONAL COMMERCE FINANCIAL CORPORATION
By: /s/ William R. Reed, Jr.

Name: William R. Reed, Jr. Title: President and Chief Executive Officer
SUNTRUST BANKS, INC.
By: /s/ L. Phillip Humann

Name: L. Phillip Humann Title: Chairman of the Board, President and Chief Executive Officer